UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 29, 2014

Date of Report (Date of earliest event reported)

iHookup Social, Inc.

f/k/a Titan Iron Ore Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

125 E. Campbell Ave., Campbell, California 95008

(Address of principal executive offices) (Zip Code)

(855) 473-7473

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As of May 22, 2014, and with a closing date of May 29, 2014, the Company entered into a securities purchase agreement (the “KBM SPA”) with KBM Worldwide Inc. (“KBM”), pursuant to which the Company sold to KBM a $53,000 face value 8% Convertible Note (the “KBM Note”) with a term of nine months (the “KBM Maturity Date”). Interest accrues daily on the outstanding principal amount of the KBM Note at a rate per annual equal to 8% on the basis of a 365-day year. The principal amount of the note and interest is payable on the KBM Maturity Date. The note is convertible into common stock beginning six months after the issue date (the “Issue date”), at the holder’s option, at a 45% discount to the average of the three lowest closing bid prices of the common stock during the 10 trading day period prior to conversion. In the event the Company prepays the note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by (i) 110% if prepaid during the period commencing on the Issue Date through 30 days thereafter, (ii) 115% if prepaid 31 days following the closing through 60 days following the Issue Date, (iii) 120% if prepaid 61 days following the closing through 90 days following the Issue Date, (iv) 125% if prepaid 91 days following the Issue Date through 120 days following the Issue Date, and (v) 135% if prepaid 121 days following the Issue Date through the 180 days following the Issue Date. The Company may not prepay the note after the 180th day following the Issue Date. In the event of default, the amount of principal and interest not paid when due bear default interest at the rate of 22% per annum and the note becomes immediately due and payable. Should that occur the Company is liable to pay the holder 150% of the then outstanding principal and interest. KBM does not have the right to convert the Note, to the extent that KBM and its affiliates would beneficially own in excess of 4.99% of our outstanding common stock. KBM has a right of first refusal to participate in future financings below $45,000 for a period of 12 months. The Company paid KBM $3,000 for its legal fees and expenses.

The agreements described above are in substantially similar form as prior financing agreements the Company has on file with the SEC.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this current report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN IRON ORE CORP.

Date: June 2, 2014

By:

/s/ Robert Rositano

Robert Rositano

CEO